EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Syntel, Inc. and Subsidiaries of our report dated February 26, 2016 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Syntel, Inc. and Subsidiaries for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

December 14, 2016